UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2009
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iPass Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[x] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2009, iPass Inc. and Foxhill Opportunity Master Fund, L.P. and its affiliates (collectively, “Foxhill”), entered into a letter agreement pursuant to which Kenneth H. Traub was elected to the iPass board of directors (the “Board”) on June 2, 2009. Mr. Traub was also appointed to the Corporate Governance and Nominating Committee and to the Compensation Committee of the Board.  Foxhill beneficially owns approximately 7.0% of the iPass outstanding common stock.

In addition to the appointment of Mr. Traub to the Board and the committees, and the obligation to nominate Mr. Traub as a director at the iPass upcoming annual meeting of stockholders, the letter agreement also provides that:

•	Mr. Gary Griffiths will be elected to the Board shortly following the 2009 annual meeting of stockholders, to replace a director who will resign;

•
The Board shall not be increased to more than ten (10) directors at any time before the iPass 2010 annual meeting of stockholders unless approved by a majority of the independent directors and the Foxhill designee;

•	If Mr. Traub is unable to serve as a director at a time when Foxhill owns at least 5% of the iPass common stock, iPass will appoint a replacement director reasonably acceptable to iPass;

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Until the earlier to occur of December 31, 2010, and the date no Foxhill designee is serving as a member of the Board and Foxhill has advised iPass in writing that iPass is no longer obligated to nominate or appoint a Foxhill designee to the Board under the agreement:  (i)  Foxhill will vote all of the shares it owns in support of each slate of Directors nominated by the Board (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of Directors nominated by the Board); (ii) Foxhill will not propose (other than a private proposal to the Board or committee thereof) any candidates for election as directors of iPass; and (iii) Foxhill will not:  (A) propose any proxy resolutions or nominees for director for approval by iPass stockholders; provided, however, that Foxhill will be entitled to make any non-public proposals or nominee suggestions it wishes solely to the Board or a committee thereof; or (B)  support any proxy resolutions or conduct any proxy solicitations or seek to advise or influence in any manner any person with respect to the voting of iPass voting securities against the recommendation of the Board on such matters; provided, however, that other than with respect to the election of directors, Foxhill is not limited in how it votes its shares;

•	Foxhill withdrew its previously announced notice of its intent to nominate directors with respect to the iPass 2009 annual meeting of stockholders;

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iPass will, subject to the limitations set forth in the agreement:  seek stockholder approval of an amendment to iPass’ outstanding equity awards to cause the value of the awards not to be impaired by a return of capital to iPass’ stockholders; if such stockholder approval is received, the Board will declare a dividend of $20 million; and the Board will use its commercially reasonable efforts to return an additional $20 million to the iPass stockholders by the end of 2009 by tender offer or other means; provided, however, that the Board shall not be obligated to return any amount of cash if (i) the Board shall have submitted the return of such cash to the iPass stockholders for approval and the iPass stockholders shall not have approved such return of cash, or (ii) the Board shall have determined, with the advice of counsel, that the return of such cash would cause the Board to be in breach of its fiduciary duties, or to be in violation of applicable law; and

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the Board will continue to recommend that iPass stockholders vote in favor of the declassification proposal in iPass’ revised definitive proxy statement for the iPass 2009 annual meeting of stockholders.

A copy of the letter agreement is attached as Exhibit 10.1 hereto, and the description above is qualified by reference to the full agreement as attached.   On June 3, 2009, iPass released a press release relating to the letter agreement, which press release is attached hereto as Exhibit 99.1.

As a director, Mr. Traub will be eligible to receive cash compensation paid to all non-management directors of iPass, and to receive the automatic grant of equity awards under the iPass 2003 Non-Employee Directors Plan.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Settlement Agreement, dated June 2, 2009, between iPass Inc. and Foxhill Foxhill Opportunity Master Fund, L.P. and affiliates
99.1	Press Release, dated June 3, 2009, announcing iPass to return up to $40 million of capital to stockholders and the settlement of proxy contest

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

Date: June 3, 2009	By:	/s/ Frank Verdecanna
		Name:	Frank Verdecanna
		Title:	Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement Agreement, dated June 2, 2009, between iPass Inc. and Foxhill Foxhill Opportunity Master Fund, L.P. and affiliates
99.1	Press Release, dated June 3, 2009, announcing iPass to return up to $40 million of capital to stockholders and the settlement of proxy contest